STRIKEFORCE TECHNOLOGIES, INC.
                     1090 KING GEORGES POST ROAD, SUITE 108
                                EDISON, NJ 08837


                                January 17, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549


     Re:  Form  8-K,  File  Number   333-122113  ("Form  8-K"), of
          StrikeForce Technologies, Inc. ("Company")
          ------------------------------------------

Dear Sirs:

     In response to your letter to the Company, dated January 10, 2006, and in connection with the amendment to the Form 8-K to be filed on the date hereof (together with the 8-K, the "Filing"), the Company hereby acknowledges that:

     1. the Company is responsible for the adequacy and accuracy of the disclosure in the Filing;

     2. Securities and Exchange Commission ("Commission") staff comments or changes to disclosure in response to any such staff comments do not foreclose the Commission from taking any action with respect to the Filing; and

     3. the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

     If you have any questions, please do not hesitate to contact the undersigned at (732) 661-9641.


                                     Very truly yours,

                                     STRIKEFORCE TECHNOLOGIES, INC.


                                     BY: /S/ Mark Corrao
                                     -------------------
                                     Mark Corrao